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                               EXHIBIT 10.20

             AMENDMENT TO STOCK OPTION INCENTIVE PLAN OF 1992

                      OLD KENT FINANCIAL CORPORATION

                            RESOLUTIONS OF THE
                            BOARD OF DIRECTORS

                             February 17, 1997


AMENDMENT OF EXECUTIVE STOCK
OPTION PLAN OF 1986 AND STOCK
OPTION INCENTIVE PLAN OF 1992

     WHEREAS, the Personnel Committee recommends certain amendments to the Corporation's Executive Stock Option Plan of 1986 (the "1986 Plan") and Stock Option Incentive Plan of 1992 (the "1992 Plan") to allow certain stock options and stock appreciation rights to be transferred and to make certain technical changes to conform such plans to the revised securities laws;

     RESOLVED, that Section 4(a) of the 1992 Plan is amended in its entirety to read as follows:

          (a) The Plan shall be administered by the Personnel Committee of the Board or, alternatively at the option of the Board, the Board may appoint a Stock Option Plan Committee. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended and as in effect from time to time.

     FURTHER RESOLVED, that Section 11 of the 1992 Plan is amended in its entirety to read as follows:

          11.  RESTRICTIONS ON TRANSFERABILITY.

          (a) GENERAL. Unless the Committee otherwise consents (before or after the grant of an Option or Right) or unless the Option Agreement or Right provides otherwise; (i) no Incentive Stock Options granted under the Plan may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and (ii) all Options that are not Incentive Stock Options and all Rights not associated with Incentive Stock Options may be transferred to a nominee ("Nominee"), provided, that as a condition to any such transfer the transferee must execute a written agreement permitting Old Kent to withhold from the shares subject to the Option or Right a number of shares or
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     cash, as applicable, having a market value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of the Option or Right. Permissible transfers to a Nominee must be approved by the Committee and may include, but are not necessarily limited to, transfers to the Participant and the Participant's spouse as joint tenants with right of survivorship, transfers to a revocable grantor trust established by the Participant, transfers to a family limited partnership, or other acceptable transfers as may be approved by the Committee. All provisions of an Option or Right which are determined with reference to the Participant, including without limitation those which refer to the Participant's employment with Old Kent or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Option or Right.

          (b) OTHER RESTRICTIONS. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     FURTHER RESOLVED, that the terms of all outstanding Options previously awarded under the 1986 Plan and the 1992 Plan may be amended accordingly.